Exhibit 10-g-5

NORDSON CORPORATION

DIRECTORS’ DEFERRED COMPENSATION SUB-PLAN

This Nordson Corporation Directors’ Deferred Compensation Sub-Plan (“Sub-Plan”) is hereby established as a sub-plan under the Nordson Corporation 2012 Stock Incentive and Award Plan (“Stock Incentive Plan”). The Sub-Plan is a successor to the 2005 Nordson Corporation Directors’ Deferred Compensation Plan (the “2005 Plan”), which terminated in its entirety effective on the date that the Company’s shareholders approved the Stock Incentive Plan, February 26, 2013, (provided that all outstanding awards under the 2005 Plan as of the date of such shareholder approval shall remain outstanding and shall be administered and settled in accordance with the terms of the 2005 Plan, except as otherwise provided herein).

1.	Definitions. Capitalized terms used in the Sub-Plan but not defined herein shall have the same meanings as defined in the Stock Incentive Plan. In addition to those terms and the terms defined in the preamble hereof, the following terms shall have the meanings set forth below, unless a different meaning is clearly required by the context:

(a)	“Directors’ Compensation” means all or a portion of the fees (including quarterly retainer fees, meeting fees, stock awards and such special or other fees as may be authorized by the Board of Directors, but excluding Stock Options) paid to the Directors by reason of their serving on the Board and, if applicable, on Committees of the Board.

(b)	“Fair Market Value” as of any date means the closing sale price per Share as reported in the NASDAQ Global Select Market on that date, or if the Market is closed, on the next preceding trading day during which a sale occurred.

(c)	“Stock Equivalent Units” mean stock equivalent units granted under Section 10 of the Stock Incentive Plan.

2.	Directors’ Compensation. Each Director will have the option to defer his or her Directors’ Compensation that is paid in the form of cash and have it either (i) credited to an account maintained for him or her by the Company as cash or (ii) allocated to an account maintained for him or her by the Company as Stock Equivalent Units. Each Director will have the option to elect to defer pursuant to this Sub-Plan the delivery of Shares earned pursuant to Restricted Share Unit Awards, and to the extent the Restricted Share Units become vested, they will be allocated at the time of vesting to an account maintained for him or her by the Company as Stock Equivalent Units.

3.	Elections to Defer Directors’ Compensation.

(a)

Time of Election. Any person who is appointed to fill a vacancy on the Board, or is newly elected as a Director, may elect on a form provided by the Company and within thirty days (or such shorter period as specified by the Company) after the commencement of his or her term as a Director to defer the receipt of all or a specified portion of his or her Directors’ Compensation payable in the form of cash and earned for services performed for the balance of the year in which the election is made and for succeeding years. Except as otherwise provided below, an election to defer the delivery of Shares earned pursuant to a Restricted Share Unit Award must be made by a Director on a form provided by the Company and no later than December 31 (or such earlier date as specified by the Company) of the calendar year next preceding the year in which the applicable Award may be granted. Notwithstanding the foregoing, with respect to any Award that qualifies as “fiscal year compensation” as defined under Code Section 409A, a Director may elect to defer such Award in accordance with this Sub-Plan on a form provided by the Company and no later than the close of the Company’s fiscal year (or such earlier date as specified by the Company) next preceding the first day of the first fiscal year for which such Award would otherwise be earned.

(b)	Duration of an Election. An election to defer Directors’ Compensation or Restricted Share Units will be irrevocable and will continue from calendar year to calendar year (or from fiscal year to fiscal year, in the case of “fiscal year compensation” deferred in accordance with this Sub-Plan) until a Director terminates or modifies the election by written request, but, in the event of a termination, the amount theretofore deferred will not be paid to the Director until the dates specified in the schedule set forth in Section 5(a). Any termination or modification of an election by written request shall be effective as of the first day of the calendar year (or fiscal year, in the case of “fiscal year compensation” deferred in accordance with this Sub-Plan) next following the year in which the written request is made.

(c)	Election to Defer Less than All Directors’ Compensation. In the event that any Director elects to defer less than all of the Directors’ Compensation payable to him or her in cash for any period, the Company will first pay the non-deferred portion of the Directors’ Compensation to the Director in cash and will only commence to defer his or her Directors’ Compensation, whether as cash or as Stock Equivalent Units, at such time as the entire non-deferred portion has been paid to the Director in cash.

4.	Election of Cash or Stock Equivalent Units; Deferral of Restricted Share Units.

(a)	Designation as Cash or Stock Equivalent Units. At the time that each Director makes an election to defer the receipt of all or a specified portion of his or her Directors’ Compensation paid in the form of cash, the Director will designate whether the amount of the cash compensation he or she elects to defer will be credited to his or her account as cash or allocated as Stock Equivalent Units. With respect to an election to defer Restricted Share Units, any deferral will be in the form of Restricted Share Units, which when vested will be allocated to an account maintained for him or her by the Company as Stock Equivalent Units.

(b)	Change of Designation from Cash to Stock Equivalent Units. Each Director who previously designated cash may at any time elect to have his or her designation changed from cash to Stock Equivalent Units (but not from Stock Equivalent

Directors’ Deferred Compensation Sub-Plan

Units to cash) and all or a portion of the cash credited to his or her account converted to Stock Equivalent Units; provided that no such election may be made relating to all or a portion of the cash credited to his or her account within six months of an election to receive an early distribution under Section 5(b) hereof (if such distribution is funded by the conversion of Stock Equivalent Units). Upon making such an election, all or the designated portion of the cash credited to a Director’s account will be converted into Stock Equivalent Units based on the Fair Market Value of the Shares at the date of conversion.

(c)	Cash Credits. The Company will maintain an account for each Director who elects to defer Directors’ Compensation to be paid in cash and will credit his or her account (i) on the last day of each quarter with the amount of cash compensation he or she elects to defer which otherwise would have been paid to him or her during the quarter and (ii) on the last day of each quarter with interest on the balance in this account at a rate equal to the rate of interest of Ten Year Treasury Securities as reported in the Federal Reserve Bank Constant Maturity Series H-15 Report for the last business day of the quarter, paid on the average daily balance in the account during the quarter. To the extent that a Director’s account is credited with cash, the Director shall receive distributions under this Sub-Plan in cash.

(d)	Stock Equivalent Units. The Company will maintain an account for each Director who elects to defer Directors’ Compensation as Stock Equivalent Units. After a Director makes such an election, the Company will credit his or her account (i) on the last day of each fiscal quarter with a number of Stock Equivalent Units equal to the quotient of the amount of a Director’s retainer he or she elects to defer which otherwise would have been paid to him or her divided by the Fair Market Value of the Shares on that day; and (ii) on dividend payment dates with an additional number of Stock Equivalent Units equal to the product of the number of Stock Equivalent Units credited to this account on the record date multiplied by a fraction, the numerator of which is the amount of the dividend per Share and the denominator of which is the Fair Market Value of the Shares on the dividend payment date. To the extent that a Director’s account is credited with Stock Equivalent Units, the Director shall receive distributions under this Sub-Plan in Shares.

(e)

Restricted Share Units. The Company will maintain an account for each Director who elects to defer Restricted Share Units. After a Director makes such an election, the Company will credit his or her account with the number of Restricted Share Units deferred as of the date that the Restricted Share Units were otherwise granted. On dividend payment dates, the Company will credit his or her account with an additional number of Restricted Share Units equal to the product of the number of Restricted Share Units credited to this account on the record date multiplied by a fraction, the numerator of which is the amount of the dividend per Share and the denominator of which is the Fair Market Value of the Shares on the dividend payment date. Upon the vesting of the Restricted Share Units, the

Directors’ Deferred Compensation Sub-Plan

Company will credit the Director’s account with a number of Stock Equivalent Units equal to the number of vested Restricted Share Units in the Director’s account, including the additional Restricted Share Units representing dividends paid during the restriction period, and the vested Restricted Share Units will be cancelled.

(f)	Subject to Claims of General Creditors. All Directors’ Compensation and Restricted Share Units deferred and amounts credited to accounts as cash, Stock Equivalent Units or Restricted Share Units under the terms of this Section 4 will remain part of the assets of the Company and will be subject to the claims of its general creditors.

5.	Distribution.

(a)	Normal Distribution. The account maintained for each Director who elects to defer Directors’ Compensation or Restricted Share Units will be distributed in 16 quarterly installments (the amount of each to equal the balance in his or her account at the particular time divided by the number of remaining installments) beginning with the first business day of the month immediately succeeding the month in which that Director incurs a “separation from service” with the Company within the meaning of Code Section 409A. The undistributed balance of any account will bear interest at the rate specified in Section 4(c)(ii), or be credited with additional Stock Equivalent Units upon the payment of dividends as provided in Section 4(d), until the account has been completely distributed.

(b)	Early Distribution in Event of Financial Emergency. Notwithstanding the provisions of Section 5(a), a Director may, with the consent of the Committee, withdraw all or a portion of his or her accounts in the event of (i) a financial emergency that is beyond the Director’s control; (ii) would cause the Director great hardship if early withdrawal were not permitted; and (iii) qualifies as an “unforeseeable emergency” within the meaning of Code Section 409A; provided that, no election to receive such an early withdrawal will be permitted if it would be funded, in whole or in part, by the conversion of Stock Equivalent Units into cash if such election occurs within six months of an election to have all or any portion of the Director’s cash account converted into Stock Equivalent Units. Any such early withdrawal shall be in the form of a cash distribution, with any Stock Equivalent Units converted into cash on the basis set forth in Section 5(b), and will be limited to the amount necessary to meet the emergency.

6.	Death of a Director. A Director may elect whether, in the event of his or her death prior to the expiration of the period during which his or her account balance is distributable, the account balance will be distributed to his or her estate (or designated beneficiary) in a single distribution or in the installments contemplated by Section 5(a). Such election will be made at the time of the election contemplated by Section 3; if no such election is made, the account balance will be distributed in a single distribution.

Directors’ Deferred Compensation Sub-Plan

7.	Elections Under 2005 Plan. The accounts hereunder shall remain subject to the same elections and beneficiary designations that were controlling under the 2005 Plan immediately prior to the approval of the Stock Incentive Plan by the Company’s shareholders for the remainder of the period or periods for which such elections or designations are by their original terms applicable or until revoked or modified in accordance with this Sub-Plan. Notwithstanding any provision of this Sub-Plan or the 2005 Plan to the contrary, in no event will the provisions of Section 7 of the 2005 Plan (Non-Competition) be given effect.

8.	Code Section 409A. It is intended that the Sub-Plan comply with the provisions of Code Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Directors or beneficiaries. This Sub-Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of deferrals under this Sub-Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Director, beneficiary or other taxpayer as a result of the Sub-Plan.

9.	Amendment. The Company reserves the right to amend, terminate or freeze the Sub-Plan, in whole or in part, at any time by action of the Board or its designee. In no event shall any such action by the Board or its designee adversely affect any Director who has an account without the consent of the Director, unless the Board or its designee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Code Section 409A. Except as otherwise determined by the Board and permitted by Code Section 409A (including Treasury Regulation Section 1.409A-3(j)), in the event that the Sub-Plan is terminated, the amounts allocated to a Director’s accounts shall be paid to the Director or his or her beneficiary on the dates on which the Director or beneficiary would otherwise receive payments hereunder without regard to the termination of the Sub-Plan.

[END OF DOCUMENT]

Directors’ Deferred Compensation Sub-Plan